                                                                     Exhibit 3.1

MINISTRY OF HEAVY INDUSTRY                        SOCIALIST REPUBLIC OF VIETNAM
   N#582 CNNg/KTM                                 Independence-Freedom-Happiness

                                                  Hanoi, July 22, 1992

                         DECISION OF PERMITTING TO MINE

Considering:

- The Mineral Resources Law dated 28/7/1992 and the Decree N# 95/HDBT dated
25/3/1992 about the implementation of the Mineral Resources Law

- The Decree N# 130 HDBT dated 30/4/1990 regulating the function, duty and staff organization of the Ministry of Heavy Industry

- The Investment Licence N# 140/GP dated 5/3/1991 of SCCI granted to Bong Mieu
Gold Mining Co., Ltd together with the Charter Contract and Pre-Feasibiliiv
Study

- The petition for mining N# 87/BOGOMIN dated 30/6/1992 of Bong Mieu Gold Mining
Co., Ltd

- The suggestion of the chief of the State Mineral Resources Management
Department

                                  IT IS DECIDED

ARTICLE 1: To permit Bong Mieu Gold Mining Co., Ltd (BOGOMIN) to mine gold at the Bong Mieu gold mine belonging to Tam Lanh-Tm Ky-QN-DN according to following conditions:

- The total mining area is 358 ha. in which.

  + The open-pit area is 230 ha, limited by the points 1, 2, 3, 4

  + The underground workings area is 100 ha, limited by the points 9, 10, 11, 12

  + The tailings area is 28 ha. limited by the points 5, 6, 7, 8

The co-ordinations of these points are presented on the mining area map enclosed.

- The gold resources can be mined up to the designed capacity in the area and the licensed duration of the Investment Licence.

- The mining duration is 25 years from the valid date of the Investment Licence

Article 2: Bong Mieu Gold Mining Co., Ltd bears the following responsibilities:

1.   To fulfill all the regulations in the Investment Licence and the current regulations in Vietnam in exploration, mining and conservation of the mineral resources and environment as well as to facilitate all the authorized state organizations in inspecting and checking the above-mentioned aspects.

2.   Every year (from 15-25 of January) and when finishing the exploration or mining the Company must submit a report to the Ministry of Heavy Industry and the State Mineral Resources Management Department.

3.   Before mining, the Company has finished all the procedure of getting permit for using the surface land and registering the production and trading with the authorized organizations according to the current regulations in
     Vietnam.

Article 3: When it is necessary to change some condition in Article 1, the
Company must have the permit from the Ministry of Heavy Industry.

                             FOR THE CHIEF OF MINISTRY OF HEAVY INDUSTRY

                                          Vice-Minister

                                       (SIGNED AND STAMPED)

                                          PHAM QUOC TUONG

Distribution:

- BOGOMIN
- QN-DN People's Committee
- Council of Ministers' office
- SCCI
- State Mineral Resources Management Department
- Archives

The above-mentioned mining areas have been registered in the State book N# 94
Au92 in the State Mineral Resources Management Department.

                                  July 22, 1992
             Chief of State Mineral Resources Management Department

                                                            (Signed and stamped)

                                                              Nguyen Tien Phuong